SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

DSI Realty Income Fund IX

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT NOTICE

From Your General Partners...

DSI Realty Income Funds A California Limited Partnership 6700 E. Pacific Coast Hwy. #150 Long Beach, CA 90803

CONSENT SOLICITATION STATEMENT SUPPLEMENT

Dear Partner:

On May 12, 2003, we mailed to you definitive proxy statements soliciting your consent to an amendment of your limited partnership agreements. The proposed amendments (“Proposal”) would institute a review period of ten days in connection with any proposed offers to purchase limited partnership units. In addition, it would provide the General Partners with a right to match or exceed the proposed offers. The purpose of the Proposal is to permit the General Partners to provide relevant information to the limited partners concerning offers for limited partnership units and to permit the General Partners to match or exceed the price.

The Dissident Limited Partners who have sued to enjoin the Proposal, and have sent you letters dated May 23, 2003 and May 30, 2003, have suggested that the following will occur if the Proposal is approved, which we provide for your consideration:

♦ The	partnership units will become harder, or impossible, to sell to anyone but the General Partners.
♦ You	will no longer have the option to sell your partnership units on secondary market services.
♦ Potential	buyers will not make offers to purchase limited partnership units if the General Partners have a right of first refusal.
♦ The	Proposal will remove all ways of getting out of this investment other than selling to the General Partners.
♦ The	General Partners will benefit from the Proposal and thus have a conflict of interest.
♦ The	value of partnership units will decrease.

Although we do no believe that these risks are likely to occur, you should consider them in making your decision to consent to or reject the Proposal. Please be assured that we expect to continue to provide our investors a high rate of income and appreciate the opportunity to serve your investment needs, and therefore encourage you to vote “FOR” the Proposal. You should read this consent solicitation statement supplement in conjunction with the definitive consent solicitation statements you have received. We invite you to call your DSI Representative or the General Partners’ Office with any questions you may have at (800) 732-1733.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement may contain certain forward-looking statements and you are cautioned not to place undue reliance upon such statements.